Exhibit 10.6
Mr. Douglas Falcone
628 Route 10
Whippany, New Jersey 07081
April 18, 2008
Re: Employment Agreement
Dear Mr. Falcone,
     This Employment Agreement (the “Agreement”) sets forth the terms of employment by and between TRM Corporation (the “Company”) and you as of April 18, 2008 (the “Effective Date”).
1. Employment Terms
1.1	Employment
(a)	You will hold the position of Executive Vice President and Chief Operating Officer of the Company and perform those duties as are generally associated with such positions. You will report to the President and Chief Executive Officer of the Company. You also agree to perform such acts and duties as the President and Chief Executive Officer of the Company may reasonably direct and to comply with all applicable policies and procedures of the Company. You shall work in New York City or a location within sixty (60) miles from (i) 628 Route 10, Whippany, New Jersey 07081 (the “Current Office Location”) or (ii) such office as you, with the consent of the Company, select to replace the Current Office Location and you shall report to the Company’s office in Philadelphia (the “Geographic Scope”). Your employment hereunder with the Company shall constitute your exclusive and full time employment and you will not engage in any other employment activities except where authorized by the President or Chief Executive Officer of the Company. You and the Company understand and agree that circumstances may arise in which you and the Company may mutually agree to change, in whole or in part, the scope of your responsibilities and the title of your position. Notwithstanding anything herein to the contrary, you shall not be precluded from (i) engaging in charitable activities and community affairs or (ii) subject to paragraph 3.2(a)(i), managing your personal investments and affairs, provided that such activities do not materially interfere with the proper performance of your duties and responsibilities under this Agreement or compete with the business of the Company.

(b)	Your employment with the Company will continue under this Agreement until terminated by you or the Company as provided in paragraphs 1.4 or 2.1, below. Notwithstanding the designation of a term for this Agreement, your employment with the Company will be on an “at will” basis with both you and the Company retaining the right to terminate the employment relationship pursuant to paragraphs 1.4 and 2.1, below, at any time and for any reason, without liability on the part of the Company or any affiliated or related corporation for the termination, except as expressly provided in this Agreement. Your last day of employment with the Company is referred to herein as your “Separation Date.”
1.2	Salary and Bonus. During the Initial Term (as such term is hereinafter defined in Section 1.4), you will be paid the annualized equivalent of $300,000 as base salary (“Base Salary”), payable in installments on regular Company paydays. Your base salary for any subsequent term shall be set annually by the Compensation Committee of the Board of Directors of the Company. In addition to the foregoing compensation, you shall receive a bonus in the amount of $150,000 for each year (“Bonus”) ending on the anniversary of the Effective Date during the Initial Term, and for each year thereafter the bonus shall be awarded in the discretion of the Compensation Committee of the Board of Directors of the Company based upon such reasonably specific criteria, including performance criteria, as are determined at the time budgets are approved by the Board of Directors or as reasonably soon thereafter, as the Board of Directors and the Chief Executive Officer of the Company shall develop such criteria.

1.3	Benefits. You will be eligible to participate in any benefit plans or programs generally available to the Company’s management currently and in any future benefits plans as the Board of Directors shall from time-to-time approve. You shall have six (6) weeks of paid time off per year, not including holidays established by the Company for all Company employees.

1.4	Term. The term of your employment under this Agreement shall commence on the Effective Date and shall continue for two (2) years from the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year periods unless either the Company or you, as the case may be, provides written notice of termination to the other party at least thirty (30) days prior to the termination of the Initial Term or any renewal period.
2. Termination of Agreement
2.1	Termination. This Agreement may be terminated as follows:
(a)	This Agreement may be terminated by you for any reason upon 30 days’ written notice to the Company, including notice of your intent not to renew the Agreement provided in paragraph 1.4.

(b)	This Agreement may be terminated by the Company for any reason at any time with 30 days’ written notice to you, including notice of its intent not to renew the Agreement as set forth above in paragraph 1.4, subject only to the obligation of the Company, if you are terminated for reasons other than those specified in paragraph 2.2, to pay severance according to the following formula:

(i)	An amount equal to two (2) years Base Salary plus, for each such year, the Bonus, plus health insurance for twelve months at the same coverage level as in effect immediately prior to the Separation Date.

(ii)	Severance pay shall be paid to you in regular payroll period installments.
(c)	This Agreement shall automatically terminate in the event of your death or disability. For purposes of this Agreement, “disability” shall mean inability to perform the essential functions of your position, with or without reasonable accommodation, for a period of more than 6 months in a 12 month period by reason of physical or mental illness or incapacity as determined by a physician jointly chosen by the Company and you or your legal representative.

(d)	This Agreement may be terminated by you if the Company requires you to work outside of the Geographic Scope for more than 90 consecutive days per year (“Good Reason”). If you terminate the Agreement for Good Reason, you shall be entitled to the severance set forth in Section 2.1(b)(i).

(e)	Eligibility for severance pay is conditioned upon your execution of a release of claims in a form provided by the Company at the time of termination.
2.2	Ineligibility for Severance Pay. With respect to subparagraph 2.1(b), you will not be eligible for severance pay under this Agreement if:
(a)	you voluntarily resign or retire from your employment at any time and for any reason except for Good Reason and except because of an involuntary reduction in your base salary as then in effect;

(b)	the Company terminates your employment for cause (as defined in paragraph 2.3, below) or your employment terminates due to your death or disability;

(c)	you breach the terms of paragraph 3; or

(d)	you fail or refuse to sign the release of claims form provided by the Company at the time of termination, which such release shall exclude any claims you may have that arise under the Stock Purchase Agreement between the Company and you of even date herewith (the “Stock Purchase Agreement”).
2.3	Definition of Cause. For purposes of this Agreement, “cause” for termination shall be defined as (i) any misappropriation of funds or property of the Company by you; (ii) the conviction of or plea of guilty or nolo contendere by you to a felony or to any crime involving moral turpitude; (iii) your engagement in illegal, immoral or similar conduct tending to place you or the Company, by association with you, in disrepute; (iv) abuse of alcohol or drugs to an extent that renders you unable or unfit to perform your duties hereunder; (v) your gross dereliction of duty; (vi) your failure or refusal to follow lawful policies of the Company or directives of the Company’s Board of Directors, President or

Chief Executive Officer within two business days following notice to you of such failure or refusal; or (vii) your malfeasance, misfeasance, or nonfeasance in connection with the performance of your duties.
3. Confidentiality and Non-Competition
3.1	Confidentiality and Ownership of Intellectual Property.
(a)	You shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, or company other than the Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to you or learned or acquired by you while in the employ of the Company. Confidential Information shall not include (1) information unrelated to the Company or its businesses which was lawfully received by you free of restriction from another source having the right to so furnish such information; or (2) information after it has become generally available to the public or to industry competitors without breach of this Agreement by you; or (3) information which at the time of disclosure to you was known to you to be free of restriction as evidenced by documentation from the Company which you possess; (4) information which the Company agrees in writing is free of such restrictions or (5) information which you are legally compelled to disclose under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a government or other supervisory body, provided, however, that you shall provide the Company with prompt notice of the existence, terms and circumstances surrounding such requested disclosure to enable the Company to seek an appropriate protective order; provided, further, if the Company seeks such a protective order, you shall provide such cooperation as the Company shall reasonably request. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by you or made available to you concerning the business of the Company shall be the Company’s property and shall be delivered to the Company promptly upon the termination of your employment with the Company or at any other time on request. The foregoing provisions of this subsection 3.2(a) shall be in addition to (and not a limitation of) any applicable protections of the Company’s interest in confidential information, trade secrets and the like provided by applicable statutes, laws, rules, regulations or judicial interpretations thereof. At the termination of your employment with the Company, you shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

(b)	Any and all writings, inventions, improvements, processes, procedures and/or techniques which you may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when you are an employee of the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business which is the same as or similar to the business of the Company or any of its subsidiaries (the “Business”) or hereafter carried on or being planned by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. You shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. You shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. You shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
3.2	Covenant not to Compete..The terms and conditions of Section 5.2 of the Stock Purchase Agreement are hereby incorporated herein by this reference as if fully stated herein.
4. Return of Property
On or before your Separation Date, except as agreed to by the Company, you will return all property belonging to the Company, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, telephones (cellular, mobile or otherwise), pagers, keys, card keys, credit cards, company vehicle and other Company-owned property.
5. Right To Consult with Attorney
You have the right to consult with an attorney or financial advisor at your own expense regarding this Agreement.
6. Dispute Resolution
Subject to the Company’s rights set forth in paragraph 7 of this Agreement, you agree that any dispute (i) concerning the interpretation or construction of this Agreement, (ii) arising from your employment with or termination of employment from the Company, (iii) relating to any compensation or benefits you may claim, or (iv) relating in any way to any claim by you for reinstatement or reemployment by the Company after execution of this Agreement shall be governed by, and determined in accordance with the internal laws of the State of New Jersey without regard to the conflicts of law provisions. Each party consents to the nonexclusive jurisdiction and venue of the state or federal courts located in Camden County, New Jersey. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in Camden County, New Jersey, and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Agreement and the transactions contemplated hereby.
7. Irreparable Harm
You acknowledge that the rights of the Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement will cause the Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. You acknowledge that the restrictions contained in Paragraph 3, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on you or significantly impair your ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to the Company. Accordingly, without limiting any right or remedy which the Company may have, you specifically agree that the Company shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief to enforce and protect its rights under this Agreement.
8. Entire Agreement
This Agreement contains the entire agreement between you and the Company concerning the subject matters discussed herein and supersedes any other discussions, agreements, representations or warranties of any kind. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. This Agreement supersedes all prior employment agreements between you and the Company or any corporation affiliated with or related to the Company. The terms of this Agreement are contractual and not mere recitals. If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement. This Agreement shall be construed in accordance with the internal laws of the State of New Jersey without regard to the conflicts of law provisions.
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     In order to reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this letter.

Sincerely, TRM CORPORATION
/s/ Richard Stern
Richard Stern
President & Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT:
I have read this Agreement and voluntarily enter into this Agreement after careful consideration and the opportunity to review it with financial or legal counsel of my choice.

/s/ Douglas Falcone
Douglas Falcone